Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 11, 2026 relating to the financial statements of Centrus Energy Corp. and the effectiveness of Centrus Energy Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Centrus Energy Corp. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

McLean, Virginia

November 2, 2026